FOR IMMEDIATE RELEASE

CONTACTS:

Richard Mahony

Gavin Anderson & Company (212) 515-1960

Oneida to Create Global Sales and Marketing Center in New York City

Operations to Remain in Oneida, New York; New Distribution
Facility Planned in Savannah, Georgia

ONEIDA, N.Y. – July 26, 2006 – Oneida Ltd. today announced it will expand its presence in New York City to serve as its principal worldwide sales and marketing center. Oneida will keep its administrative and operating functions in Oneida, New York, the company’s home for more than a century, and relocate its east coast distribution center to a new facility in Savannah, Georgia. These changes, which are the result of an extensive review of Oneida’s operations, are designed to streamline the company’s business functions, strengthen customer relationships and gain further operating efficiencies.

“Upstate New York has been Oneida’s home for over a century, and I am pleased that we will keep a vibrant presence here,” said James E. Joseph, President of Oneida. “The people here on our operating team are outstanding in every way, and, most important, they embody the company’s culture and heritage – two elements that are vital to our growth.”

Oneida opened a new, state-of-the-art showroom in New York City last year, bringing the company closer to major customers and giving it a substantive presence in the nation’s leading center for retailing, culinary arts and design. As a result of this success, Oneida will increase its New York office to about 20 positions and consolidate its worldwide marketing activities there.

“Quite simply, New York is the right place for global brands that serve global customers. We will have a small team in New York but we expect it will have a big impact on customer satisfaction, merchandising and sales development,” Joseph continued.

Beginning early next year, Oneida will begin to relocate its distribution center from Oneida to a new, 500,000 square foot facility outside of Savannah, Georgia. By locating a distribution center near a major port, the move is expected to bring a significant reduction in freight costs. Oneida employs approximately 150 people at the center, and the company will offer job training, outplacement services and other assistance to employees affected by the relocation.

“We understand that this will have an impact on many people who have worked for Oneida for many years, and we are committed to helping them as best we can during this transition,” Joseph added.

Oneida’s administrative and operational functions total approximately 200 positions in finance, legal, logistics, customer service, design, human resources and information technology. These roles will remain in Oneida, New York, and the number of positions is expected to increase as the company grows.

About Oneida Incorporated in 1880, Oneida Ltd. is one of the world’s largest design, sourcing and distribution companies for stainless steel and silverplated flatware for both the consumer and foodservice industries. It is also the largest supplier of dinnerware to the foodservice industry in North America. Additional information about Oneida can be found at www.oneida.com.

Note on Forward-Looking Statements This press release includes forward-looking information and statements. These statements are based on current expectations, estimates and projections. These expectations, estimates and projections are generally identifiable by statements containing words such as “expects,” “believes,” “estimates,” “targets,” “plans” or similar expressions. However, there are many risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking information and statements made in this press release. For further information regarding risks and uncertainties associated with Oneida’s business, please refer to the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and “Risk Factors” sections of Oneida’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

Contacts:	Gavin Anderson & Company
Richard Mahony
Tel: 212-515-1960